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                                                                      Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)

                                                                        Three Months Ended                  Nine Months Ended
                                                                            September 30                      September 30
                                                                   -----------------------------       --------------------------
                                                                        1998              1997               1998            1997
                                                                        -----            -----              -----           -----
EARNINGS (LOSS):
Basic:
Net income (loss), as reported                                         $67,693           215,172           (11,432)        673,532
Dividends on preferred stock, net of taxes                              (2,126)           (2,163)           (6,395)         (8,175)
Premium on preferred shares redeemed                                      (820)           (1,523)           (3,025)         (2,434)
                                                                 --------------   --------------    --------------   --------------
    Net income (loss) available to common shareholders                 $64,747           211,486           (20,852)        662,923
                                                                 --------------   --------------    --------------   --------------
                                                                 --------------   --------------    --------------   --------------
Diluted:
Net income (loss) available to common shares                           $64,747           211,486           (20,852)        662,923
Effect of dilutive securities:                                               -                 -
   Convertible preferred stock                                           1,562             1,504                 -           4,521
   Zero coupon convertible notes                                           826               796                             2,338
   Convertible monthly income preferred securities                       2,018             2,018                 -           6,055
                                                                 --------------   --------------    --------------   --------------
    Net income (loss) available to common shareholders                 $69,153           215,804           (20,852)        675,837
                                                                 --------------   --------------    --------------   --------------
                                                                 --------------   --------------    --------------   --------------

COMMON SHARES:
Basic:
 Weighted average common shares outstanding                            236,244           229,885           235,214         230,101
                                                                 --------------   --------------    --------------   --------------
                                                                 --------------   --------------    --------------   --------------
Diluted:
 Weighted average common shares outstanding                            236,244           229,885           235,214         230,101
 Effect of dilutive securities:
    Stock options                                                        2,822             4,838                 -           4,627
    Convertible preferred stock                                          7,530             7,760                 -           7,818
    Zero coupon convertible notes                                        2,914             2,923                 -           2,923
    Convertible monthly income preferred securities                      7,017             7,017                 -           7,017
                                                                 --------------   --------------    --------------   --------------
    Weighted average, as adjusted                                      256,527           252,423           235,214         252,486
                                                                 --------------   --------------    --------------   --------------
                                                                 --------------   --------------    --------------   --------------
EARNINGS (LOSS) PER COMMON SHARE:
    Basic                                                                $0.27              0.92            (0.09)            2.88
    Diluted                                                              $0.27              0.85            (0.09)            2.68

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The assumed exercise of stock options, and the assumed conversion of preferred stock, zero coupon notes and monthly income preferred securities are each anti-dilutive to The St. Paul's net income for the nine months ended Sept. 30, 1998. As a result, the potentially dilutive effect of those securities is not considered in the calculation of EPS amounts for those periods.